As filed with the Securities and Exchange Commission on September 20, 2024

Registration Statement No. 333-235657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VAPOTHERM, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2259298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Domain Drive,

Exeter, New Hampshire 03833

(603) 658-0011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Army

Chief Executive Officer

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

(603) 658-0011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402

(612) 607-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Vapotherm, Inc. (the “Registrant”) with the Securities and Exchange Commission:

●

Registration No. 333-235657, filed on December 20, 2019, relating to the offer, issuance and sale of up to $200,000,000 of the Registrant’s common stock, preferred stock, warrants, debt securities, and units, inclusive of the offer, issuance and sale of the Registrant’s common stock pursuant to a sales agreement with Jefferies LLC, which sales agreement covers sales of up to $50,000,000 of the Registrant’s common stock.

On September 20, 2024, pursuant to the Agreement and Plan of Merger dated as of June 17, 2024 (the “Merger Agreement”) among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), and as a result of the Merger, the separate corporate existence of Merger Sub ceased, and the Registrant continued as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exeter, State of New Hampshire, on September 20, 2024.

VAPOTHERM, INC.

By:	/s/ Joseph Army
Joseph Army
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.